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                                  EXHIBIT 99.1

                                    QNB CORP.

                          EMPLOYEE STOCK PURCHASE PLAN
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                                                                    EXHIBIT 99.1
                                    QNB CORP.

                          EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE. The purpose of the QNB Corp. Stock Purchase Plan is to provide an incentive for Eligible Employees to remain in the employ of the Corporation and to devote their best efforts to its success by affording such employees an opportunity to acquire the Corporation's Common Stock in a convenient and advantageous manner and to maintain a proprietary interest in the Corporation. The Plan is intended to be an "Employee Stock Purchase Plan", pursuant to
Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    DEFINITIONS. Whenever used in the Plan:

      (1) "Alternative Offering Price" means 90% of the Fair Market Value of Common Stock on the last day of the Offering Period (November 30 or May 31) next following the beginning of the Offering Period.

      (b) "Beneficiary" means the person designated by an Eligible Employee, in accordance with Section 11(e), to make the elections prescribed in Section 11(d) in the event of such Eligible Employee's death.

      (c)   "Board" means the Board of Directors of QNB Corp.

      (d)   "Code" means the Internal Revenue Code of 1986, as amended.

      (e) "Committee" means the Committee of officers appointed by the Corporation's Board of Directors. The initial members of the Committee shall be Thomas J. Bisko, President and Chief Executive Officer, Robert C. Werner, Vice President, and Bret H. Krevolin, Chief Accounting Officer.

      (f) "Common Stock" means the Common Stock, par value $1.25 per share, of the Corporation, s adjusted in accordance with Section 17 of the Plan.

      (g) "Compensation" means the Eligible Employee's wages, salaries, fees for professional services and other amounts received for professional services actually rendered in the course of employment with the Corporation to the extent that the amounts are includible in gross income (including but not limited to, commissions paid salesman, compensation for services on the basis of percentage of the profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Regulation 1.62-2(c) for a Plan Year).


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      (h)   "Continuous Status as an Eligible Employee" means the absence of any interruption of termination of service as an Eligible Employee. Continuous Status as an Eligible Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave;
            (iii) any other leave of absence approved by the Plan Administrator, provided that tush leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Corporation policy adopted form time to time; or (iv) in the case of transfers between locations of the Corporation or between the Corporation and its Subsidiaries.

      (i) "Contributions" means all amounts credited to the account of a participant pursuant to the Plan.

      (j) "Corporate Transaction" means a sale of all or substantially all of the Corporation's assets, or a merger, consolidation or other capital reorganization of the Corporation with or into another Corporation, or any other transaction or series of related transactions in which the Corporation's stockholders immediately prior thereto own less than 50% of the voting stock of the Corporation (or its successor or parent) immediately thereafter.

      (k) "Corporation" means QNB Corp. and such of its Subsidiaries existing as of the effective date of the adoption of the Plan, or thereafter acquired, as may be designated from time to time by the Board.

      (l) "Disability" means total disability as defined in the long term disability plan of the Corporation.

      (m) "Effective Date" means June 1, 2001, the date the initial offering will commence.

      (n) "Eligible Employee" means any person, including an Officer, who is an employee for tax purposes and who is customarily employed for at least twenty (20) hours per week and has been continuously employed by the Corporation for at least one year preceding the Offering Date.

      (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (p) "Fair Market Value" means the average of the highest and lowest selling prices of Common Stock as reported by a national securities exchange on which the shares of the Common Stock are traded on such date, including the NASDAQ National Market, or the bid price as reported by one of the QNB Corp. market makers.

            Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an option shall be inconsistent with Section 423 of the Code or regulations thereunder.

      (q) "Offering Date" means June 1 or December 1, the days designated by the Board for any offering made under the Plan.


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      (r)   "Offering Period" means the period of six (6) months for each offering made under the Plan during which payroll deductions shall be made from the Compensation of Eligible Employees granted an option under the offering.

      (s) "Offering Price" means 90% of the Fair Market Value of Common Stock on an Offering Date (June 1 or December 1) of each year during the term of the Plan.

      (t) "Plan" means the QNB Corp. Employee Stock Purchase Plan, as amended from time to time.

      (u) "Plan Administrator" means the person or entity appointed by the Board to administer the Plan in accordance with Section 3.

      (v) "Plan Custodian" means the Corporation or a successor Plan Custodian selected by the Committee.

      (w) "Purchase Date" means the date on which the Plan Custodian credits the Eligible Employee's account (customarily the last day of each Offering Period) for shares purchased under the Plan.

      (x) "Retirement" means retirement under the Quakertown National Bank Retirement Plan or any pension plan of a Subsidiary.

      (y) "Subsidiary" means a domestic or foreign subsidiary corporation of QNB Corp., of which not less than 50% of the voting shares are held by the Corporation or by a Subsidiary, whether or not such Corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

3.    ADMINISTRATION.

      (a) The Board shall appoint a Committee to serve as Plan Administrator. Except where the Plan specifically reserves the determination of matters to the Board, the Plan shall be administered by the Plan Administrator. In addition to the Plan Administrator's duties with respect to the Plan stated elsewhere in the Plan, the Plan Administrator shall have full authority, consistently with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as is deemed desirable and to make all other determinations necessary or desirable for the administration of the Plan. Except as provided in paragraph (b), all decisions, determinations and interpretations of the Plan Administrator shall be binding upon all persons participating in the Plan.

      (b) If a claim for benefits under the Plan is wholly or partially denied by the Plan Administrator, the claimant may request the Committee to review the denial of his or her claim. The Committee shall make a decision and furnish such decision to the claimant and the Plan Administrator within a reasonable period of time after


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            the request for review is made. All decisions of the Committee shall be final and binding upon all persons participating in the Plan.

      (c) It is intended that the Plan shall constitute an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. The Plan Administrator shall administer the Plan in such a manner as to carry out this intention.

4. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of Common Stock which may be purchased pursuant to options granted under the Plan is 20,000 shares, subject to adjustment pursuant to Section 17. All options granted pursuant to the Plan shall be subject to the same rights and privileges. The shares of Common Stock delivered by the Corporation pursuant to the Plan may be previously issued shares reacquired by the Corporation or authorized but unissued shares. If any option expires or terminates for any reason without having been exercised in full, the shares covered by the unexercised portion of such option shall again be available for options within the limit specified above.

5. OFFERINGS. Subject to the provisions of the Plan, the Board shall from time to time in its discretion make offerings to Eligible Employees to purchase Common Stock under the Plan. The terms and conditions for each such offering shall specify the Offering Date, the Offering Price, the Offering Period and the number of shares of Common Stock that may be purchased under the offering. It is anticipated, but not required, that additional offerings of six months each will be made under the Plan commencing on December 1 and June 1 of each year during the term of the Plan. The initial offering will commence on June 1, 2001.

6.    NUMBER OF SHARES EMPLOYEE MAY PURCHASE.

      (a) Pursuant to any offering made under the Plan, and subject to the provisions of the Plan, no Eligible Employee maybe granted an option to purchase shares of Common Stock under the Plan which would permit him or her to purchase shares of Common Stock which exceeds $15,000 of Fair Market Value of such stock (determined at the time such option was granted) for each calendar year for which such option was outstanding. The Board may change from time to time the total dollar limit of shares that may be purchased by an Eligible Employee for each calendar year for which such option was outstanding, but not to exceed the limitations contained in Section 423 of the Code.

      (b) No Eligible Employee may be granted an option to purchase shares of Common Stock under the Plan if such Eligible Employee, immediately after the option is granted, would own stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Corporation or its Subsidiaries. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply and stock which the Fair Market Value may purchase under outstanding stock options shall be treated as stock owned by such Eligible Employee.


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7.    METHOD OF PARTICIPATION.

      (a) The Plan Administrator shall give notice to Eligible Employees of each offering of options to purchase shares of Common Stock pursuant to the Plan and the terms and conditions for each offering.

      (b) Each Eligible Employee who desires to accept all or any part of the option to purchase shares of Common Stock under an offering shall signify his or her election to do so by authorizing the Corporation, in the form and manner prescribed by the Plan Administrator, to make payroll deductions in any whole percentage of Compensation of at least 1 percent (1%) and not more than 5 percent (5%). Such election and authorization must be made at least 15 days prior to an Offering Period and shall continue in effect unless and until such Eligible Employee changes his or her payroll deductions or terminates his or her employment with the Corporation, as provided in Section 8 and 11 respectively.

      (c) The Board may change from time to time the minimum and maximum percentage limits of payroll deductions set forth in Section 7(b) of the Plan.

8.    PAYROLL DEDUCTIONS.

      (a) The percentage of Compensation elected by each Eligible Employee for the purchase of shares of Common Stock covered by the option granted to such Eligible Employee in any offering shall be deducted during the Offering Period specified in the offering through regular payroll deductions, and shall be credited to an account maintained in his or her name. The percentage of Compensation so deducted may not be increased or decreased by the Eligible Employee at any time during the Offer Period except as provided in Sections 7(b) and 8(b) of the Plan.

      (b) To the extent necessary to comply with the provisions of Section 423(b) of the Code, at any time during the Offering Period for any offering, an Eligible Employee granted an option to purchase shares of Common Stock under such offering may direct the Corporation to suspend further payroll deductions with respect to such option, in which case all payroll deductions with respect to such option shall cease as soon as administratively practical. In that event, any amounts already credited to his or her account during the Offering Period in which such suspension occurs shall be retained by the Corporation until the end of such Offering Period, at which time such amounts shall be used to purchase shares under the option in accordance with Section 9. An Eligible Employee who has suspended further payroll deductions may direct the Corporation to reinstate deductions at the next Offering Period. An Eligible Employee's election to suspend payroll deductions, or to reinstate deductions, shall be made by the filing of a notice with the Plan Administrator in the form and manner and within the time period prescribed by the Plan Administrator, and such changes shall be effective as soon as administratively practical.


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9.    EXERCISE OF OPTIONS AND PURCHASE OF SHARES.

      (a) Unless an Eligible Employee granted an option under any offering has subsequently suspended payroll deductions pursuant to Section 8, such option shall be deemed to have been exercised as of the last day of the Offering Period for such offering and shall become on each date an irrevocable obligation to purchase Common Stock in accordance with the provisions of the Plan. The number of shares of Common Stock purchased each Offering Period by each such Eligible Employee shall be determined by dividing (i) the amount (including all payroll deductions and any dividends paid by the Corporation on shares credited to such Eligible Employee's account) accumulated in his or her account during such Offering Period by (ii) the lower or the Offering Price or the Alternative Offering Price, but in no event shall the aggregate number of shares purchased in any Offering Period exceed the maximum number of shares of such Eligible Employee was entitled to purchase pursuant to the limitations provided in
            Section 6. The shares of Common Stock purchased by each such Eligible Employee pursuant to this Section 9 shall be credited to such Eligible Employee's account, and shall be held in such account until withdrawn, distributed or sold pursuant to Section 10, 11 or 19, whichever is applicable.

      (b) If, with respect to any offering made under the Plan, the Eligible Employees participating in the offering becoming entitled at the end of any Offering Period during the Offering Period for such offering to purchase more than the aggregate number of shares of Common Stock specified by the number of shares, and any amounts remaining in the accounts of Eligible Employees shall be refunded in each as soon as practicable thereafter.

10.   WITHDRAWAL AND SALE OF SHARES.

      (a) An Eligible Employee may, at any time, elect to withdraw part or all of the shares of Common Stock, except fractional shares, held in his or her account pursuant to Section 9. As soon as practicable thereafter, a certificate for the number of whole shares which such Eligible Employee has elected to withdraw shall be issued to him or her. No certificate for fractional shares shall be issued and the value of any such fractional shares, as determined by the Plan Custodian, shall be paid in cash.

      (b) An Eligible Employee's election to withdraw or sell shares of Common Stock pursuant to paragraphs (a) and (b), respectively, shall be made by the filing of a notice with the Plan Administrator in the form and manner prescribed by the Plan Administrator.

11.   RIGHTS UPON DEATH OR OTHER TERMINATION OF EMPLOYMENT.

      (a) If the employment of an Eligible Employee granted an option to purchase shares of Common Stock under any offering terminates during the Offering Period for such offering because of death, disability or retirement, the Eligible Employee or, if applicable, such Eligible Employee's estate, may elect to (i) cancel the option,


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            in which event the Corporation shall distribute the balance in such
            Eligible Employee's account as soon as practicable thereafter, or
            (ii) exercise the semi-annual installment of the option for the Offering Period during which such termination of employment occurs, in which event any amounts already credited to such Eligible Employee's account during such Offering Period shall be retained by the Corporation until the end of such Offering Period, at which time such amounts shall be used to purchase shares under the option in accordance with Section 9, and as soon as practicable thereafter the Corporation shall distribute the balance of such account.

      (b) If the employment of an Eligible Employee granted an option under any offering terminates for any reason other than death, disability or retirement, the Corporation shall distribute such Eligible Employee's account as soon as practicable thereafter.

      (c) If shares of Common Stock represent any portion of the balance in an Eligible Employee's account which is required to be distributed pursuant to paragraph (a) or (b) of this section, the Eligible Employee or if applicable, such Eligible Employee's estate, may elect to receive a distribution of such shares, in which event a certificate for such shares shall be issued, provided that no certificate for fractional shares shall be issued and the value of any remaining amounts, as determined by the Plan Custodian, shall be distributed in cash.

      (d) An election pursuant to paragraph (a) or (b) of this section shall be made by the filing of a notice with the Plan Administrator in the form and manner and within the time period prescribed by the Plan Administrator. If no such notice is filed within the time period prescribed by the Plan Administrator, (i) in the case of the election provided in paragraph (a), the Corporation shall treat the option as canceled in accordance with subdivision (ii) of that paragraph, and (ii) in the case of the election provided in paragraph (c), the Plan Custodian shall distribute certificates for the shares in accordance with subdivision (ii) of that paragraph.

      (e) Each Eligible Employee may designate a Beneficiary, in the form and manner prescribed by the Plan Administrator, to make the elections prescribed in paragraph (d) of the section in the event of such Eligible Employee's death. Such Beneficiary designation may be changed by the Eligible Employee at any time. If there is no valid Beneficiary designation at the time of the Eligible Employee's death (because the designated Beneficiary predeceased the Eligible Employee for any other reason), the election shall be made by the executor or administrator of the Eligible Employee's estate.

12. SHAREHOLDER RIGHTS. An Eligible Employee granted an option to purchase shares of Common Stock under the Plan shall not be entitled to any rights as a shareholder with respect to any shares covered by such option until such shares shall have been registered on the transfer books of QNB Corp. in the name of such person.


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13.   RIGHTS NOT TRANSFERABLE. An Eligible Employee's rights under the Plan are exercisable, during his or her lifetime, only by such employee and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer such rights shall be void and shall automatically cause the option held by the Eligible Employee to be terminated. In such event, any cash remaining in the account of such Eligible Employee shall be refunded to him or her.

14. NOTICE PREMATURE DISPOSITION. If within two years after the date of grant of an option to an Eligible Employee under the Plan or within one year after the transfer of shares of Common Stock to such Eligible Employee on any exercise of the option, the Eligible Employee makes a disposition (as defined in Section 424 (c) of the Code) of shares of such Common Stock, such Eligible Employee shall notify the Plan Administrator within 10 days after such disposition.

15. USE OF PROCEEDS. The proceeds received by the Corporation from the sale by it of shares of Common Stock to persons exercising options pursuant to the Plan will be used for the general purposes of the Corporation.

16. LAWS, REGULATIONS AND LISTINGS. All rights granted or to be granted to Eligible Employees under the Plan are express subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for the Plan including without limitation, there being a current registration statement covering the offer of shares of Common Stock purchasable under options on the last day of the Offering Period applicable to such options. If a registration statement shall not then be effective, the term of such options and the Offering Period shall be extended until the first business day after the effective date of such registration statement, or post-effective amendment thereto, but in no event later than 27 months after the date such options were granted. In addition, all rights are subject to the due listing of such shares of Common Stock on any stock exchanges where the Common Stock is listed.

17. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. If there is a change in the number or kind of outstanding shares of Common Stock of QNB Corp., by reason of a stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination or reclassification of the Common Stock, including any change in the number of shares of Common Stock in connection with a change of domicile of the Corporation, or any increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation, including the conversion of any convertible securities. In such event, appropriate adjustments shall be made by the Board to the number and kind of shares available for options, the Offering Price and Alternative Offering Price, and other relevant provisions, to the extent that the Board, in its sole discretion, determines that such change makes such adjustments necessary or equitable, which adjustments shall be final, binding and conclusive.


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18.   NO EMPLOYMENT RIGHTS. Nothing in the Plan shall confer upon any employee of the Corporation any right to continued employment, or interfere with the right of the Corporation to terminate his or her employment at any time.

19.   TERMINATION: AMENDMENTS.

      (b) The Board may, at any time, terminate the Plan. Unless the Plan shall previously have been terminated by the Board, it shall terminate on June 1, 2006. No option may be granted after such termination. Upon termination of the Plan, shares of Common Stock held in the accounts of Eligible Employees shall be issued to them, and cash, if any, remaining in such accounts shall be refunded to them, unless such shares and cash are transferred to a successor plan, if any, at the election of the Eligible Employee.

      (b) The Board may, at any time or times, amend the Plan or amend any outstanding options or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law.

      (c) Except as provided in Section 17, no such amendment of the Plan shall, without the approval of the shareholders of QNB Corp. (which shall not occur more frequently than once every six months): (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan; (ii) reduce the price at which shares of Common Stock subject to options granted under the Plan may be purchased; (iii) change the definition of Subsidiaries eligible to participate in the Plan; or (iv) materially increase the benefits accruing to participants in the Plan.

      (d) No termination or amendment of the Plan shall, without the consent of an Eligible Employee, adversely affect the Eligible Employee's rights under any option previously granted under the Plan.

20. EFFECTIVE DATE. The Plan shall become effective upon approval by the Board; provided, however, that the Plan shall be submitted to the shareholders of QNB Corp. for approval in accordance with corporate law of the Commonwealth of Pennsylvania, and if not approved by the shareholders shall be of no force and effect.


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      IN WITNESS WHEREOF, the Corporation has caused the Plan to be duly executed by its officers as of the 20th day of March, 2001.

(SEAL)

Attest:                                              QNB CORP.


/s/ Bret H. Krevolin                                 /s/ Thomas J. Bisko
--------------------                                 -------------------------
Bret H. Krevolin                                     Thomas J. Bisko
Chief Accounting Officer                             President/CEO


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